EXHIBIT 99.1


Johns Manville Enters Into Merger Agreement With Investor Group Led By Affiliates of Hicks, Muse, Tate & Furst and Bear Stearns Merchant Banking

Denver, Colo., June 23, 2000 -- Johns Manville Corporation (NYSE:JM), a leading global manufacturer and marketer of premium-quality building products, announced today that it has entered into a definitive merger agreement with an investor group led by affiliates of Hicks, Muse, Tate & Furst Incorporated and Bear Stearns Merchant Banking. The transaction is valued at approximately $3 billion. The Manville Personal Injury Settlement Trust (the "Trust") and members of JM management, including Chairman and CEO Jerry Henry, will retain an equity stake in the post-merger company.

Under the terms of the agreement, which was approved by the company's Board of Directors, JM's public shareholders will receive, for each share of JM stock held, $13.625 in cash and a 13 percent pay-in-kind preferred stock with a liquidation preference of $2.00. The transaction value is based on approximately 155 million shares, on a fully diluted basis, plus assumed liabilities and expenses.

The investor group has provided commitments for approximately $565 million of equity capital and has received commitments for senior and subordinated debt financing aggregating $2.35 billion through affiliates of Bear, Stearns & Co. Inc. The transaction is expected to close before the end of the year, subject to various conditions, including receipt of financing and shareholder and regulatory approvals. The company intends to file a proxy statement with the Securities and Exchange Commission, to be mailed to shareholders in connection with a shareholders meeting that will be called to consider the merger.

Johns Manville Chairman and CEO Jerry Henry said, "The Board of Directors of JM has determined that the merger is in the best interest of all JM shareholders. Management views our new partnership very positively and looks forward to devoting our full attention to the continued success of JM in an ever-changing business environment. We believe our new capital structure will allow us to continue to support our business strategies and growth plans."

Thomas O. Hicks, Chairman and CEO of Hicks Muse, said, "Johns Manville is a premier commercial and industrial building products company, and the supplier of choice in almost every market in which it participates. The company has thrived in recent years under a strong management team, a great acquisition track record, impressive productivity and a strong global brand. This transaction is consistent with our philosophy of investing with great management teams in great companies where we can accelerate the company's growth both through internal initiatives and externally through our buy and build investment strategy."

John Howard, Senior Managing Director of Bear, Stearns & Co. Inc., and head of Bear Stearns Merchant Banking, added, "We're extremely pleased to partner together with Hicks, Muse, Tate & Furst, the Trust, and Jerry Henry and his senior management team on this important and exciting transaction. We're all pleased that Jerry has agreed to postpone his previously announced retirement to ensure strategic and operational continuity and a smooth and seamless transition to the next era in JM's distinguished 142-year history."

Robert A. Falise, Chairman and Managing Trustee of the Trust, noted that, "This transaction constitutes a major additional step in further diversifying and monetizing the Trust's assets. The Trust's continuing ownership of the company's common stock and approximately $220 million in liquidation preference of the company's new pay-in-kind preferred stock reflects the Trust's confidence in the company's continued strong performance and its promising future."

The Trust, which holds approximately 76 percent of JM's common stock, has agreed to vote its JM shares for the merger, subject to certain conditions. Following closing, the Trust will hold approximately 8.5 percent of the company's common equity. In addition, JM has agreed to pay the Trust $90 million in settlement of JM's obligation for future income taxes of the Trust.

J.P. Morgan & Co. Incorporated is advising JM and the Trust is being advised by Goldman, Sachs & Co. Bear, Stearns & Co. Inc. is advising Hicks Muse and Bear Stearns Merchant Banking.

Johns Manville is a leading manufacturer and marketer of premium-quality building products. The 142-year-old Denver-based company had sales of $2.2 billion in 1999 with approximately 75 percent of its sales in the commercial and industrial segment. JM is number one or number two in every key market in which it participates. Johns Manville employs approximately 9,700 people and operates 56 manufacturing facilities in North America, Europe and China. Additional information can be found at www.jm.com.

Since its formation in 1989, Hicks, Muse, Tate & Furst Incorporated, a leading global private investment firm, has completed or currently has pending more than 370 transactions with an aggregate capital value of more than $47 billion. Its principal office is in Dallas with additional offices in New York City, London and Buenos Aires.

Bear Stearns Merchant Banking is an affiliate of Bear, Stearns & Co. Inc., a major subsidiary of The Bear Stearns Companies Inc. (NYSE: BSC) and a leading global investment banking and securities trading and brokerage firm. Bear Stearns Merchant Banking invests private equity capital in leveraged buyout, recapitalization and growth capital opportunities. Since its inception in 1997, Bear Stearns Merchant Banking has made equity capital commitments to more than 25 portfolio companies in a variety of industries. Additional information can be found at www.bearstearns.com.

This release contains "forward looking statements" within the meaning of the federal securities laws with respect to the company's future financial prospects, the closing of the proposed merger, and similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results and outcomes to differ materially from those expressed in such statements. Important factors that could cause such differences include, but are not limited to, macroeconomic factors affecting financial markets, demand in residential and commercial construction and replacement markets such as the general rate of inflation, interest rates, employment rates and overall consumer confidence. Other factors may include capacity levels in the industry, changes in product pricing, the availability and pricing of raw materials, rates of technological development, and changes in productivity.


For further information

John Cummings of Johns Manville, 303-978-4914, cummings@jm.com or Roy Winnick, 212-521-4842, roy-winnick@kekst.com, or Mark Semer, 212-521-4802, mark-semer@kekst.com, both of Kekst and Company, for Hicks, Muse, Tate & Furst or Hannah Burns of Bear Stearns Merchant Banking, 212-272-2395, hburns@bear.com